UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 13, 2009

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2009, the non-management members of the Board of Directors of The Hartford Financial Services Group, Inc. (the "Company") approved modifications to the compensation arrangements of two of the Company's "named executive officers" whose compensation was disclosed in the Company's 2009 Proxy Statement ("NEOs"), Lizabeth H. Zlatkus, Executive Vice President and Chief Financial Officer, and John C. Walters, President and Chief Operating Officer, Life Operations. The modifications as approved reduced the overall target compensation of these NEOs, and altered their mix of compensation elements, as compared to their compensation described in the Compensation Discussion and Analysis in the Company’s 2009 Proxy Statement, as explained below.

In a Current Report on Form 8-K filed with the Securities and Exchange Commission by the Company on June 26, 2009, the Company reported that it had entered into an agreement with the U.S. Department of the Treasury ("Treasury") pursuant to the Troubled Asset Relief Program’s ("TARP") Capital Purchase Program. In accordance with that agreement and the interim final rule (the "Interim Final Rule") issued by Treasury regarding permissible compensation arrangements of TARP recipients under Section 111 of the Emergency Economic Stabilization Act of 2008 ("EESA"), the compensation arrangements applicable to Ms. Zlatkus and Mr. Walters are modified, effective August 16, 2009, in order to provide those employees with compensation that complies with EESA and the Interim Final Rule.

In accordance with EESA and the Interim Final Rule, none of the Company's NEOs may accrue bonuses or certain other forms of incentive compensation, other than TARP-compliant restricted stock and stock unit awards, while they are subject to the EESA compensation restrictions. Accordingly, the compensation arrangements of Ms. Zlatkus and Mr. Walters have been restructured to eliminate prohibited incentive compensation. These modifications resulted in a decrease of 28% in Ms. Zlatkus’ and Mr. Walters’ annual target total compensation opportunities. Under the restructured arrangements, a larger portion of total compensation will be credited as stock units designed to comply with the Interim Final Rule, the ultimate value of which will depend upon the performance of the Company’s stock.

For each of Ms. Zlatkus and Mr. Walters, the restructured total compensation opportunity will consist of the following elements:

• Annual cash base salary of $975,000, effective from August 16, 2009.

• TARP-compliant deferred stock units, to be credited each regular pay period effective from August 16, 2009 at an annual rate of $1,195,000. The amount to be credited as deferred stock units will be equal to a ratable portion of the $1,195,000 each pay period, with the sum of the amounts accrued for a quarter being notionally converted into shares of the Company’s common stock on a quarterly basis based on accruals for the prior quarter. These deferred stock units, to be provided through The Hartford Deferred Stock Unit Plan (which plan is filed herewith as Exhibit 10.1 and is incorporated herein by reference), will upon crediting be fully vested, and will be settled in cash paid to the executive two years after the date of such conversion based on the settlement date closing price per share of the Company’s common stock as reported on the New York Stock Exchange. The deferred stock units can be canceled in the event of termination for cause to the extent permitted by EESA and the Interim Final Rule.

• A TARP-compliant long-term restricted stock unit award. While they are subject to the EESA compensation restrictions, Ms. Zlatkus and Mr. Walters may each accrue bonus and incentive awards in the form of long-term restricted stock or restricted stock units that (i) do not vest (with limited exceptions) unless they remain employed for at least a further two years, (ii) do not exceed one-third of their total annual compensation, and (iii) are only payable as the Company’s TARP financial assistance is repaid (as each 25% of the Company’s total TARP obligation is repaid, 25% of the award can be paid). Accordingly, restricted stock unit awards, designed to comply with the requirements of EESA and the Interim Final Rule, were approved for each of Ms. Zlatkus and Mr. Walters with a grant-date value of $465,000, representing permissible awards for the partial year from June 26, 2009 through December 31, 2009. These awards, to be provided through The Hartford Deferred Stock Unit Plan, will vest on the third anniversary of the grant date and are to be settled on a schedule tied to the Company’s repayment of TARP funds. The awards are to be granted effective on the second business day following the filing of the Company’s Quarterly Report on SEC Form 10-Q for the quarter ending September 30, 2009.

All elements of these modified compensation packages for Ms. Zlatkus and Mr. Walters would be further adjusted if required to comply with EESA and the Interim Final Rule.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: The Hartford Deferred Stock Unit Plan

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

August 14, 2009	By:	/s/ Alan J. Kreczko

Name: Alan J. Kreczko
Title: Executive Vice President and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	The Hartford Deferred Stock Unit Plan